Exhibit 16.1

April 12, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated April 12, 2023, of APEX, 11, INC. and are in agreement with the statements regarding our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Haynie & Company

Salt Lake City, UT

April 12, 2023